STOCK PLEDGE AND SECURITY AGREEMENT


          THIS STOCK PLEDGE AND SECURITY AGREEMENT (the "Stock Pledge Agreement"), dated as of August 22, 1996, is executed by JEFFERSON CASINO CORPORATION, a Louisiana corporation ("Shareholder"), in favor of FIRST UNION BANK OF CONNECTICUT, a Connecticut banking corporation, as trustee (in such capacity, "Trustee"), for the holders of those certain $115,000,000 13% First Mortgage Notes due 2003 With Contingent Interest (the "Series A Notes," and together with any Series B Notes issued in exchange therefor, the "Notes," and such holders the "Noteholders"), as security for that certain Guaranty (the "Guaranty") set forth in that certain Indenture dated as of August 22, 1996 (the "Indenture"), by and among Trustee, Casino Magic of Louisiana, Corp., a Louisiana corporation (the "Borrower"), and Trustee, as trustee for benefit of the Noteholders.


                                  RECITALS

          A. Shareholder owns one hundred percent (100%) of the outstanding stock of Borrower.

          B. The Noteholders are willing to purchase the Notes for the purposes of, among other things, providing funds to the Borrower to finance the cost of developing, constructing, and equipping the Casino Magic-Bossier City in Bossier City, Louisiana.

          C. Shareholder will derive substantial benefit from the purchase of the Notes by the Noteholders.

          D. It is a condition precedent to purchasing the Notes that Shareholder pledge one hundred percent (100%) of its interest in the Borrower to Trustee, for the benefit of the Noteholders, as security for the Guaranty.


                                 AGREEMENT

          NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Shareholder hereby agrees with Trustee as follows:

          1. Definitions and Interpretation. When used in this Stock Pledge Agreement, the following terms shall have the following respective meanings:

          "Borrower" means Casino Magic of Louisiana, Corp., a Louisiana corporation.

          "Collateral" shall have the meaning given to that term in Paragraph 2 hereof.

          "Obligations" shall mean and include all obligations, howsoever arising, whether or not arising after the commencement of a proceeding under Bankruptcy Law (including post-petition interest) and whether or not recovery of any such obligation or liability may be barred by a statute of limitations or prescriptive period or such obligation or liability may otherwise be unenforceable, owed by Shareholder to the Noteholders of every kind and description, pursuant to the terms of the Guaranty (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all interest, fees, charges, expenses, attorneys' fees and accountants' fees chargeable to Shareholder and payable by Shareholder hereunder and thereunder.

          "Stock" shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in Borrower, whether now existing or hereafter arising, and whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other equity ownership interest in Borrower.

          "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Louisiana.

Unless otherwise defined herein, all other capitalized terms used herein and defined in the Indenture shall have the respective meanings given to those terms in the Indenture, and all terms defined in the UCC shall have the respective meanings given to those terms in the UCC. To the extent the meanings given herein or in the Indenture are inconsistent with those given in the UCC, the meanings given herein shall govern. Shareholder has previously received a copy of the Indenture.

          2.          Pledge.   As security for the Obligations, Shareholder
hereby pledges and assigns to Trustee, for the equal and ratable benefit of the Noteholders and grants to Trustee, for the equal and ratable benefit of the Noteholders, a security interest in all right, title and interests of Shareholder in and to the Stock, whether now owned or hereafter acquired (collectively, the "Shareholder's Stock"), including without limitation the Shareholder's Stock described in Exhibit "A" hereto, and all proceeds thereof, including without limitation, dividends and other property received and receivable by Shareholder in connection with the Shareholder's Stock other than dividends and other distributions made by Borrower in compliance with the Indenture (the Shareholder's Stock and such proceeds to be referred to herein collectively as the "Collateral").

          3.        Representations and Warranties.   Shareholder represents
and warrants to Trustee, for the benefit of the Noteholders, that: (a) the execution, delivery and performance by Shareholder of this Stock Pledge Agreement are within the power of Shareholder and have been duly authorized by all necessary actions on the part of Shareholder; (b) this Stock Pledge Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity; (c) the execution, delivery and performance of this Stock Pledge Agreement do not (i) violate any requirement of law, regulation or statute, (ii) violate any provision of, or result in the breach or the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, lien, lease, agreement, license, instrument, guaranty, or other document to which Shareholder is a party or by which Shareholder or its property is bound, or
(iii) result in the creation or imposition of any lien upon any property, material asset or revenue of Shareholder (except such liens as may be created in favor of Trustee, for the benefit of the Noteholders, pursuant to this Stock Pledge Agreement); (d) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution, delivery and performance by the Shareholder of this Stock Pledge Agreement, other than those which have been obtained; (e) Shareholder is the record and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time Shareholder acquires rights in the Collateral, will be the record and beneficial owner thereof) and no other Person has (or, in the case of after-acquired Collateral, at the time Shareholder acquires rights therein, will have) any right, title, claim or interest (by way of lien or otherwise) in, against or to the Collateral; (f) all of the Collateral which are shares of capital stock are and such future Collateral will be validly issued, fully paid and nonassessable securities of Borrower; (g) the Collateral includes all of the issued and outstanding shares of capital stock of Borrower; (h) except for the Collateral, there are no outstanding options, warrants or other rights to subscribe for or purchase voting or non-voting capital stock of Borrower, nor any notes, bonds, debentures or other evidences of indebtedness that (1) are at any time convertible into capital stock of Borrower, or (2) have or at any time would have voting rights with respect to Borrower; (i) upon transfer to Trustee of all Collateral consisting of securities, Trustee (on behalf of the Noteholders) will have a first priority perfected security interest in such Collateral, and (or in the case of all other after-acquired Collateral, at the time Shareholder acquires rights therein, will have) a first priority perfected security interest in all other Collateral, other than Permitted Liens; (j) all information heretofore, herein or hereafter supplied in writing to Trustee, taken as a whole, by or on behalf of Shareholder with respect to the Collateral does not contain and will not contain any untrue statements of a material fact and does not omit and will not omit to state any material fact necessary to make any information so supplied, in light of the circumstances under which they were supplied, not misleading; and (k) Shareholder's principal place of business is 1701 Old Minden Road, Bossier City, Louisiana 71111.

          4.      Covenants.   Shareholder hereby agrees: (a) to perform all
acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the lien granted to Trustee hereunder and the first priority of such lien, subject only to Permitted Liens; (b) to promptly deliver to Trustee all originals of certificates and other documents, instruments and agreements evidencing the Collateral which are now held or hereafter received by Shareholder, together with such blank stock powers executed by Shareholder as Trustee may request; (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other documents, instruments and agreements and take other actions deemed necessary, as Trustee may request, to perfect, maintain and protect its lien hereunder and the priority thereof; (d) to appear in and defend any action or proceeding which may affect its title to or Trustee's interest in the Collateral; (e) to keep the Collateral free of all liens except those created hereunder and those approved in writing by Trustee pursuant to or as expressly permitted under the Indenture; (f) not to vote to enable, or take any other action to permit, Borrower to issue any Stock except as expressly permitted by the Indenture;
(g) to pay, and to save Trustee and the Noteholders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamps, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Stock Pledge
Agreement; and (h) not to sell, dispose of or transfer (directly or indirectly) or covenant to sell, dispose of or transfer (directly or indirectly) the Collateral.

          5.         Dividends and Voting Rights Prior to Default.   Until a
Default or an Event of Default (as such terms are defined in the Indenture) shall have occurred and be continuing, (a) the irrevocable proxy granted by Shareholder to Trustee under this Stock Pledge and Security Agreement shall be suspended and shall not be effective and (b) Shareholder shall be permitted
(i) to receive all dividends paid on Shareholder's Stock (other than dividends paid in additional Stock unless such additional Stock is pledged to Trustee, for the benefit of the Noteholders, pursuant to this Stock Pledge Agreement) which are expressly permitted by the Indenture and (ii) to exercise all voting and corporate rights with respect to the Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which would be reasonably likely to impair the Collateral or be inconsistent with or result in any violation of any provision of the Indenture.

          6.          Default  and  Remedies.

          (a) Event of Default. The occurrence (whether as a result of acts or omissions by Borrower or any other Person) of a Default or an Event of Default under the Indenture (subject to such cure rights as may be expressly set forth in such Indenture), whatever the reason for such Default or Event of Default, shall constitute a "Default" or an "Event of Default," as the case may be, hereunder.

          (b) Dividends and Voting Rights. Upon the occurrence and during the continuance of any Default or Event of Default hereunder, Trustee may (i) notify Borrower to pay all dividends on Shareholder's Stock to Trustee, for the benefit of the Noteholders, receive and collect all such dividends and make application thereof to the obligations in such order as Trustee may determine, (ii) exercise all voting, corporate and other rights pertaining to Shareholder's Stock at any meeting of shareholders of Borrower or otherwise, and (iii) register all of Shareholder's Stock in the name of Trustee or its nominee, for the benefit of the Noteholders, and Trustee or its nominee may exercise any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to Shareholder's Stock as if it were the absolute owner thereof (including, without limitation, after Trustee has commenced to exercise remedies (or such remedies are deemed commenced) under the Indenture, the right to exchange at its discretion any and all of Shareholder's Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of Borrower, or upon the exercise by Shareholder or Trustee of any right, privilege or option pertaining to Shareholder's Stock, and in connection therewith, the right to deposit and deliver any and all of Shareholder's Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but Trustee shall have no duty to Shareholder to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Without limiting the generality of the foregoing, Shareholder shall deliver to Trustee on the date hereof, and at any time hereafter, if required by Trustee, an irrevocable proxy in respect of the Collateral in the form of Exhibit "B" attached hereto, which upon its execution shall be deemed to have been accepted by Trustee. Promptly after the waiver or cure of the Default or Event of Default giving rise to Trustee's election under this Paragraph 6(b), Trustee shall notify Shareholder and Borrower of such waiver or cure and for so long as no subsequent continuing Default or Event of Default exists, Shareholder shall have all rights as a shareholder it had prior to the occurrence of such Default or Event of Default, the Shareholder's Stock shall again be registered in the name of Shareholder and Borrower shall again make all payments and distributions with respect to Shareholder's Stock to Shareholder.

          (c)          Additional  Remedies.    Subject  to the terms of the
Indenture, upon the occurrence and during the continuance of a Default or an Event of Default, Trustee may exercise, in addition to all other rights and remedies granted in this Stock Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, any and all rights and remedies at law, including, without limitation, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Trustee may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon Shareholder, Borrower or any other Person (except notice of time and place of sale and any other notice required by law and any notice referred to below or in the Indenture) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the
Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of Trustee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Trustee shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in
Shareholder, which right or equity is hereby waived and released. Trustee shall apply any proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Trustee hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to Trustee, to the payment in whole or in part of the Obligations, in such order as Trustee may elect, and only after such application and after the payment by Trustee of any other amount required by any provision of law, need Trustee account for the surplus, if any, to Shareholder or such other Person as may be entitled thereto. To the extent permitted by applicable law, Shareholder waives all claims, damages and demands it may acquire against Trustee arising out of the exercise by it of any rights hereunder except as may arise solely from Trustee's gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 5 business days before such sale or other disposition. Shareholder further waives and agrees not to assert any rights or privileges which it may acquire under paragraphs (a) through (e) of Section 9-112 of the UCC.

          (d) Foreclosure. The Trustee, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. For the purposes of Louisiana executory process procedures, the Shareholder does hereby acknowledge the Obligations secured hereunder and does hereby confess judgment in favor of the Trustee for the full amount of such Obligations. Trustee does by these presents consent, agree and stipulate that upon the occurrence of a Default or an Event of Default it shall be lawful for the Trustee, and Shareholder does hereby authorize the Trustee, to cause all and singular the Collateral to be seized and sold under executory or ordinary process, at the Trustee's sole option, without appraisement, appraisement being hereby expressly waived, in one lot as an entirety or in separate portions or parcels as the Trustee may determine, to the highest bidder, and otherwise exercise the rights, powers and remedies afforded herein and under applicable Louisiana law. Any and all declarations of fact made by authentic act before a Notary Public in the presence of two witnesses by a person declaring that such facts lie within his knowledge shall constitute authentic evidence of such facts for the purpose of executory process.

          7.         Authorized Actions.   Shareholder acknowledges that the
Obligations hereunder may be supplemented, augmented and otherwise increased as a result of changes in the underlying obligations of Borrower guaranteed pursuant to the Guarantee. In that regard, Shareholder authorizes Trustee, in its discretion, without notice to Shareholder, irrespective of any change in the financial condition of Borrower or Shareholder since the date hereof, and without affecting or impairing in any way the liability of Shareholder hereunder, from time to time to (a) create new Obligations, and, either before or after receipt of notice of revocation, renew, compromise, extend, accelerate or otherwise change the time for payment or performance of, or otherwise change the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold additional security for the payment or performance of the Obligations and exchange, enforce, waive or release any such additional security; (c) apply such additional security and direct the order or manner of sale thereof; (d) purchase such additional security at public or private sale; (e) upon the occurrence and during the continuance of a Default or an Event of Default, make any payments and do any other acts Trustee shall deem necessary to protect the Noteholders' security interest in the Collateral, including, without limitation, pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Trustee appears to be prior to or superior to the security interest granted hereunder, and appear in and defend any action or proceeding purporting to affect its security interest in and/or the value of the Collateral, and in exercising any such powers or authority, pay all expenses incurred in connection therewith, including reasonable attorneys' fees, and Shareholder hereby agrees it shall be bound by any such payment made or act taken by Trustee hereunder and shall reimburse Trustee for all reasonable payments made and expenses incurred, which amounts shall be secured under this Stock Pledge Agreement; provided, however, that Trustee shall have no obligation to make any of the foregoing payments or perform any of the foregoing acts; (f) otherwise exercise any right or remedy it may have against Borrower, Shareholder or any security, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale;
(g) settle, compromise with, release or substitute any one or more makers, endorsers or guarantors of the Obligations or underlying obligations of Borrower; and (h) assign the Obligations, the underlying obligations of Borrower or this Stock Pledge Agreement in whole or in part (subject to the terms and conditions of the Indenture).

          8.          Waivers.   Shareholder waives (a) any right to require
Trustee or the Noteholders to (i) proceed against Borrower, (ii) proceed against or exhaust any security received from Borrower or (iii) pursue any other remedy in Trustee's power whatsoever; (b) any defense resulting from the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Shareholder against Borrower or any security, whether resulting from an election by Trustee to foreclose upon security by nonjudicial sale, or otherwise; (c) any setoff or counterclaim of Borrower or any defense which results from any disability or other defense of Borrower or the cessation or stay of enforcement from any cause whatsoever of the liability of Borrower; (d) any right to exoneration of sureties which would otherwise be applicable; (e) any right of subrogation or reimbursement and any right of contribution, and right to enforce any remedy which Trustee now has or may hereafter have against Borrower, and any benefit of, and any right to participate in, any security now or hereafter received by Trustee until the ninety-first (91st) day after the Obligations and the underlying obligations of Borrower have been indefeasibly paid in cash in full; (f) all presentments, demands for performance, notices of non-performance, protests, notice of dishonor, and notices of acceptance of the Stock Pledge Agreement and of the existence, creation or incurrence of new or additional Obligations; (g) the benefit of any statute of limitations (to the extent permitted by law); and
(h) any right to be informed by Trustee of the financial condition of Borrower or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations or the underlying obligations of Borrower; (i) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (j) the demand and three days delay accorded by Louisiana Code of Civil Procedure Articles 2639 and 2721; (k) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (l) the three days delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (m) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723 not specifically mentioned above.
 Shareholder has the ability and assumes the responsibility for keeping informed of the financial condition of Borrower and of other circumstances affecting such nonpayment and nonperformance risks.

          9.     Limitation on Duties Regarding Collateral.   Trustee's sole
duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Trustee deals with similar securities and property for its own account and as would be dealt by a prudent person in the reasonable administration of its affairs. Neither Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Shareholder or otherwise.

          10. Termination. This Stock Pledge Agreement shall terminate upon the satisfaction of all Obligations and underlying obligations of Borrower, and Trustee shall promptly thereafter redeliver the Stock certificates held by it hereunder to Shareholder and, at Shareholder's expense, execute and deliver to Shareholder such documents as Shareholder shall reasonably request to evidence such termination. Such redelivery shall be without warranty by or recourse to Trustee, and shall be at the expense of Shareholder; provided, however, that this Stock Pledge Agreement
(including all representations, warranties and covenants contained herein) shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Trustee in respect of the Obligations is rescinded or must otherwise be restored or returned by Trustee upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of Shareholder, Borrower or any other Person or upon or in connection with the appointment of any intervenor or conservator of, or trustee or similar official for, Shareholder, Borrower or any other Person or any substantial part of its assets, or otherwise, all as though such payments had not been made.

          11. Power of Attorney. Shareholder hereby appoints and constitutes Trustee as Shareholder's attorney-in-fact for purposes of (a) collecting any Collateral, (b) conveying any item of Collateral to any purchaser thereof, and (c) making any payments or taking any acts under Paragraph 6 hereof. Trustee's authority hereunder shall include, without limitation, upon the occurrence and during the continuance of a Default or an Event of Default, the authority to endorse and negotiate, for Trustee's own account, any checks or instruments in the name of Trustee, to execute or receipt for any document, to transfer title to any item of Collateral, and to take any other actions necessary or incident to the powers granted to Trustee in this Stock Pledge Agreement. This power of attorney is coupled with an interest and is irrevocable by Shareholder.

          12.          Gaming  Laws  and  Regulations.    The parties hereto
acknowledge that, to the extent required under applicable law, the consummation of the transactions contemplated hereby and the exercise of remedies hereunder may be subject to the Louisiana Riverboat Economic Development and Gaming Control Act, La. R.S. 4:501, et seq., and the Louisiana Gaming Control Law, La. R.S. 27:1-3, 11-26, 31 and 32, and the regulations promulgated pursuant to each such law, all as amended from time to time. The parties hereto further acknowledge that the Gaming License held by Borrower is not part of the collateral of this Stock Pledge Agreement and that, under the above discussed legislation and rules promulgated thereunder, the Trustee may be precluded from or otherwise limited in taking possession of or in selling the collateral of this Stock Pledge Agreement under the Defaults and Remedies provisions of this Stock Pledge Agreement. The parties hereto also acknowledge that due to various legal restrictions, including, without limitation, licensing of operators of gaming facilities and prior approval of the sale or disposition of assets of a licensed gaming operation, the sale of collateral may be denied by Gaming Authorities or delayed pending Gaming Authority approval.

          13. Conflicts with Indenture. Notwithstanding any other provision of this Stock Pledge Agreement, the terms and provisions of this Stock Pledge Agreement shall be subject and subordinate to the terms of the Indenture. To the extent that the Indenture provides Borrower or Shareholder with a particular cure or notice period, or establishes any limitations or conditions on Trustee's actions with regard to a particular set of facts, Borrower and Shareholder shall be entitled to the same cure periods and notice periods, and Trustee shall be subject to the same limitations and conditions in place of the cure periods, notice periods, limitations and conditions provided for under the Indenture; provided, however, such cure periods, notice periods, limitations and conditions shall not be cumulative as between the Indenture and this Stock Pledge Agreement. In the event of any conflict or provisions of this Stock Pledge Agreement and those of the Indenture, including without limitation, any conflicts or inconsistencies in any definitions herein or therein, the provisions or definitions of the Indenture shall govern.

14.          Miscellaneous.

          (a)          Notices.    Except  as otherwise provided herein, all
notices, requests, demands of other communications to or upon the parties hereto shall be addressed to the parties at the respective addresses indicated below or at such other address as either party hereto may designate by written notice to the other party, and shall be deemed to have been given (i) in the case of notice by letter, three (3) days after deposited in the mails registered and return receipt requested, or (ii) in the case of notice given by telecommunication, when sent:

Trustee:            First  Union  Bank  of  Connecticut
                    10  State  Street  Square
                    Hartford,  Connecticut  06103-3698
                    Attn:    Corporate  Trust  Administration
                    Phone:    (203)  247-1353
                    Fax:    (860)  247-1353

                    With  a  copy  to:

                    Brian  Christaldi,  Esq.
                    Kaye, Scholer, Fierman, Hays & Handler, LLP 425 Park Avenue, 12th Floor
                    New  York,  New  York  10022
                    Phone:    (212)  836-7447
                    Fax:    (212)  836-7152

Shareholder:        Jefferson  Casino  Corporation
                    1701  Old  Minden  Road
                    Bossier  City,  Louisiana  71111
                    Attn:    Robert  A.  Callaway,  Esq.
                    Phone:    (318)  746-0711
                    Fax:    (318)  746-0853

Borrower:           Casino  Magic  of  Louisiana,  Corp.
                    1701  Old  Minden  Road
                    Bossier  City,  Louisiana  71111
                    Attn:  Robert  A.  Callaway,  Esq.
                    Phone:    (318)  746-0711
                    Fax:          (318)  746-0853

          (b)       Nonwaiver.   No failure or delay on Trustee's part in
exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)      Amendments and Waivers.   This Stock Pledge Agreement may
not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the party or parties against which enforcement thereof is sought. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)     Assignment.   This Stock Pledge Agreement shall be binding
upon inure to the benefit of Trustee, the Noteholders and Shareholder and their respective successors and assigns; provided, however, that Shareholder may not assign its rights or delegate its duties hereunder without the prior written consent of Trustee. Trustee may assign or otherwise transfer all or any part of its interest under this Stock Pledge Agreement, upon notice to Shareholder. Trustee may disclose this Stock Pledge Agreement and any financial or other information relating to Shareholder to any potential assignee or participant.

          (e)     Cumulative Rights, etc.   The rights, powers and remedies
of Trustee under this Stock Pledge Agreement shall be in addition to all rights, powers and remedies given to Trustee by virtue of the Indenture, any applicable governmental rule or regulation or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Trustee's lien in the
Collateral. Shareholder waives any right to require Trustee to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Trustee's power.

          (f)     Governing Law.   This Stock Pledge Agreement shall be
governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the lien and security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of the State of Louisiana.



            IN WITNESS WHEREOF, Shareholder has caused this Stock Pledge and Security Agreement to be executed in favor of Trustee as of the day and year first above written.


                                            SHAREHOLDER:

                                            JEFFERSON  CASINO  CORPORATION,
                                            a  Louisiana  corporation


                                            By:  /s/ Robert A. Callaway
                                            Name: Robert A. Callaway
                                            Title: Vice President and
Secretary


ACKNOWLEDGED  AND  AGREED:

FIRST  UNION  BANK  OF  CONNECTICUT,
a  Connecticut  banking  corporation,
as  trustee  for  the  benefit
of  the  holders  of  the  Notes


By: /s/ W. Jeffrey Kramer
Name: W. Jeffrey Kramer
Title: Vice President

                              ACKNOWLEDGMENT AND
                            CONSENT OF BORROWER



          Casino Magic of Louisiana, Corp., a Louisiana corporation ("Borrower"), hereby acknowledges receipt of a copy of the above Stock Pledge and Security Agreement, agrees to be bound by and comply with the terms thereof, including, without limitation, Paragraph 6 thereof and agrees to perform all covenants and obligations therein which, by their express or implied terms are to be performed by Borrower.



     CASINO  MAGIC  OF  LOUISIANA,  CORP.,
     a  Louisiana  corporation


     By: /s/ Robert A. Callaway
     Name: Robert A. Callaway
     Title: Vice President and Secretary

                                EXHIBIT "A"

                     DESCRIPTION OF SHAREHOLDER'S STOCK



                                                               Percentage of
                   Class          Stock                           Outstanding
Issuer           of Stock     Certificate  No.    No. of Shares      Shares
Casino  Magic     Common             4                 100            100%
of  Louisiana,
Corp.

                                EXHIBIT "B"

                             IRREVOCABLE PROXY


          KNOW ALL MEN BY THESE PRESENTS that, subject to the approval of the Louisiana gaming authorities if required thereby, the undersigned does hereby make, constitute and appoint FIRST UNION BANK OF CONNECTICUT, and each of its officers, employees and attorneys (collectively, the "Trustee"), to be its true and lawful attorney, for it and in its name, place and stead, to act as its proxy in respect of one-hundred (100) shares of capital stock of CASINO MAGIC OF LOUISIANA, CORP., a Louisiana corporation (the "Corporation"), and any other shares of the Corporation that hereafter may from time to time be pledged or transferred to Trustee, which it now or hereafter may own or hold (whether held jointly with any other person or individually), including, without limitation, the right, on behalf of the undersigned, to demand the call by any proper officer of the Corporation pursuant to the provisions of its Articles of Incorporation or By-Laws and as permitted by law of a meeting (or written consent) of its shareholders and at any such meeting of shareholders (whether annual, general or special), or in connection with any such written consent, to vote for the transaction of any and all business that may come before the meeting (or written consent), or at any adjournment thereof, including, without limitation, the right to vote for the sale of all or any part of the assets of the Corporation and/or the liquidation and dissolution of the Corporation; giving and granting to Trustee the full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as it might or could do if personally present with full power of substitution, appointment and revocation, hereby ratifying and confirming all that Trustee shall do or cause to be done by virtue hereof.

          This Proxy is given to Trustee in consideration of the purchase of the Notes by the Holders thereof pursuant to that certain Indenture of even date herewith by and among the undersigned, Trustee and the Corporation (as amended, modified or supplemented from time to time, the "Indenture"), and as a material inducement to Trustee to enter into the Indenture and in order to carry out the covenant of the undersigned contained in that certain Stock Pledge and Security Agreement of even date herewith (as it may from time to time be amended, modified or supplemented, the "Stock Pledge Agreement") by and among the undersigned and Trustee (executed and delivered in connection with the Indenture), and this Proxy shall not be revocable or revoked by the undersigned, and shall be binding upon its heirs, administrators, executors, successors and assigns until the payment in full of all of the Obligations (as such term is defined in the Stock Pledge Agreement) and may be exercised only after (and therefore is suspended until) the occurrence of any Default or Event of Default (as such term is defined in the Indenture). This Proxy is coupled with an interest and shall survive longer than eleven (11) months.

          The parties hereto acknowledge that, to the extent required under applicable law, the consummation of the transactions contemplated hereby and the exercise of remedies hereunder may be subject to the Louisiana Riverboat Economic Development and Gaming Control Act, La. R.S. 4:501, et seq., and
the Louisiana Gaming Control Law, La. R.S. 27:1-3, 11-26, 31 and 32, and the regulations promulgated pursuant to each such law, all as amended from time to time. The parties hereto further acknowledge that the Gaming License held by the Corporation is not part of the collateral of this Stock Pledge Agreement and that, under the above discussed legislation and rules promulgated thereunder, the Trustee may be precluded from or otherwise limited in taking possession of or in selling the collateral of this Stock Pledge Agreement under the Defaults and Remedies provisions of this Stock Pledge Agreement. The parties hereto also acknowledge that due to various legal restrictions, including, without limitation, licensing of operators of gaming facilities and prior approval of the sale or disposition of assets of a licensed gaming operation, the sale of collateral may be denied by Gaming Authorities or delayed pending Gaming Authority approval.

          Any capitalized term used in this Proxy without definition, but defined in the Indenture, shall have the same meaning here as in the Indenture.


          IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the 22nd day of August, 1996.


                                   JEFFERSON  CASINO  CORPORATION,
                                   a  Louisiana  Corporation



                                   By:
                                   Name:
                                   Tile: